As filed with the Securities and Exchange Commission on September 28, 2006

Registration No.  033-16927

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________
POST-EFFECTIVE AMENDMENT NO. 3 TO
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
_________________

REUTERS GROUP PLC
(Exact name of Registrant as specified in its charter)

England and Wales	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

The Reuters Building
South Colonnade
Canary Wharf
London, E14 5EP
England
44 (0) 207 250 1122
(Address and telephone number of Registrant’s principal executive offices)

REUTERS LIMITED EMPLOYEE SHARE SCHEME
U.K. EXECUTIVE SHARE OPTION SCHEME
U.S. EXECUTIVE SHARE OPTION SCHEME
REUTERS HOLDINGS SAYE SHARE OPTION SCHEME
REUTERS HOLDINGS PLC U.S. SAYE INCENTIVE STOCK OPTION PLAN
REUTERS HOLDINGS OVERSEAS SAYE SHARE OPTION SCHEME

(Full title of the plans)

Nancy C. Gardner, Americas General Counsel
Reuters America LLC
The Reuters Building
3 Times Square, 20th Floor
New York, NY 10036
(646) 223 4000
(Name, address and telephone number of agent for service)

Copies to:
Doreen E. Lilienfeld, Esq.
Shearman & Sterling LLP
599 Lexington Avenue
New York, NY
(212) 848-7171

EXPLANATORY STATEMENT

This Post-Effective Amendment No. 3 to Registration Statement on Form S-8, Registration No. 033-16927 (the “Registration Statement”) is being filed to deregister certain Ordinary Shares, nominal value 25 pence per share (the “Shares”), of Reuters Group PLC (the “Registrant”) that were registered for issuance pursuant to the Reuters Limited Employee Share Scheme, the U.K. Executive Sahre Option Scheme, the Reuters Holdings SAYE Share Option Scheme, Reuters Holdings PLC U.S. SAYE Incentive Stock Option Plan and the Reuters Holdings Overseas SAYE Share Option Scheme (the “Plans”). 1   The Registration Statement is hereby amended to deregister the remaining unissued shares.

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(1)	The original Registration Statement, which was filed with the U.S. Securities and Exchange Commission on September 3, 1987, registered 30,000,000 B Ordinary (Limited Voting) Shares of 10 pence each of Reuters Holdings PLC. On April 26, 1989, all A ordinary shares of Reuters Holdings PLC were converted into B ordinary shares and the entire class of B shares were redesignated 10 pence ordinary shares with one vote each, with the effect that all ordinary shares of Reuters Holdings PLC became publicly traded. On April 18, 1994, each 10 pence ordinary share of Reuters Holdings PLC was subdivided into four new ordinary shares of 2.5 pence each, and each ADS of Reuters Holdings PLC was split on a two-for-one basis so that each ADS represented six ordinary shares instead of three. On February 18, 1998, Reuters Holdings PLC returned £1,482 million to shareholders by way of the introduction of a new holding company, the Registrant. On such date, for every 15 Reuters Holdings PLC shares shareholders received 13 Shares of the Registrant and £13.60 in cash and for every 15 ADSs in Reuters Holdings PLC ADS holders received 13 ADS in the Registrant and the US dollar equivalent of £81.60; Reuters Holdings PLC shares were cancelled.

SIGNATURES

                 Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, the Registrant, Reuters Group PLC, a corporation organized and existing under the laws of England and Wales, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 3 to its Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in London on the 28 day of September, 2006.

Reuters Group PLC (Registrant)

By: /s/ David John Grigson Name: David John Grigson Title: Finance Director

POWER OF ATTORNEY

                 KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints David John Grigson (with full power to act alone), his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to do any and all things and execute any and all instruments that such attorney may deem necessary or advisable under the Securities Act, and any rules, regulations and requirements of the Commission in connection with this Post-Effective Amendment No. 3 to the Registration Statement on Form S-8, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his or her name in his or her capacity as an Officer, Director or Authorized Representative in the United States or in any other capacity with respect to this Post-Effective Amendment, and to any and all instruments and documents filed as part of or in connection with this Post-Effective Amendment.

                 Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 3 to the Registration Statement on Form S-8 has been signed below by the following in the capacities indicated as of this 28 day of September, 2006.

SIGNATURE	TITLE

/s/ Niall FitzGerald	Chairman and Director
Niall FitzGerald

/s/ Thomas Henry Glocer	Chief Executive Officer and Director (Principal Executive Officer)
Thomas Henry Glocer

/s/ David Grigson	Finance Director and Director (Principal Financial and Accounting Officer)
David Grigson

/s/ Devin Wenig	Chief Operating Officer and Director
Devin Wenig

/s/ Edward Kozel	Director
Edward Kozel

/s/ Richard Olver	Director
Richard Olver

/s/ Ian Charles Strachan	Director
Ian Charles Strachan

/s/ Penelope Hughes	Director
Penelope Hughes

/s/ Lawton Fitt	Director
Lawton Fitt

/s/ Kenneth Olisa	Director
Kenneth Olisa

Director
Sir Deryck Maughan

/s/ Nancy C. Gardner	Authorized U.S. Representative
Nancy C. Gardner